Exhibit 5.1

Opinion and Consent of Durham Jones & Pinegar, P.C.

October 24, 2017

Dynatronics Corporation
7030 Park Centre Dr.
Cottonwood Heights, Utah 84121

Re:	Dynatronics Corporation Registration Statement for Resale of Offering of 5,781,395 Shares of Common Stock, Filed October 13, 2017 (SEC File No. 333-220959)

Ladies and Gentlemen:
We have acted as counsel to Dynatronics Corporation, a Utah corporation (the "Company"), in connection with the registration for resale on Form S-3, as amended (the "Registration Statement") under the Securities Act of 1933, as amended, of 5,781,395 shares of the Company's common stock (the "Shares") to be offered and sold from time to time by certain of the selling shareholders listed in the Registration Statement under the heading "Selling Shareholders."..
This opinion is being furnished in accordance with the requirements of Item 16 of Form S-3 and Item 601(b)(5)(i) of Regulation S-K.
We have acted as counsel for the Company in connection with the Registration Statement. We have examined such documents and made such other investigation as we have deemed appropriate to render the opinion set forth below. As to matters of fact material to our opinion, we have relied, without independent verification, on certificates or other inquiries of officers of the Company. Based upon the foregoing, we are of the opinion that the Shares when issued, will be duly authorized, legally issued, fully paid and non-assessable.
This opinion is limited to the Revised Business Corporation Act of the State of Utah and applicable federal laws of the United States, and we express no opinion herein with respect to the effect or applicability of the laws of other jurisdictions.
We consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement.
This opinion letter is rendered as of the date first written above and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company or the Shares.
Very truly yours,
DURHAM JONES & PINEGAR, P.C.
/s/ Durham Jones & Pinegar, P.C.